Exhibit 10.1
TRANSITION/SEPARATION AGREEMENT
          TRANSITION/SEPARATION AGREEMENT (the “Agreement”) dated as of May 5, 2006 by and between BKF Capital Group, Inc. (“BKF”) and Norris Nissim (“EXECUTIVE”).
          WHEREAS, Executive has heretofore been employed as an executive officer by BKF and each of its subsidiaries and affiliates;
          WHEREAS, BKF and Executive wish to document their agreement regarding Executive’s transition to resignation as an employee and officer of BKF and its subsidiaries and affiliates as set forth more fully below.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, BKF and Executive agree as follows:
          1. Transition/Position/Assistance
          (a) Executive shall resign as Senior Vice President, General Counsel and Secretary of BKF and from all his other officer positions with the subsidiaries and affiliates of BKF effective as of the close of business on June 30, 2006 (the “Termination Date”).
          (b) During the period May 16, 2006 through the Termination Date (the “Transition Period”), Executive will be permitted to seek other employment opportunities commencing after the Transition Period. In addition, Executive may arrange for job interviews to be conducted during office hours, so long as such interviews do not unreasonably interfere with his responsibilities during the Transition Period.
          (c) For the period immediately following the Termination Date through September 29, 2006 (the “Assistance Period”), Executive shall make himself reasonably available to the Chief Executive Officer of BKF to assist in any transition matters not otherwise completed by the Termination Date, provided that Executive shall not be required to provide such assistance during the Assistance Period if it shall unreasonably interfere with Executive’s then employment or other business enterprises or any short-term vacation or other short-term absences that Executive may schedule during the Assistance Period.
          (d) For providing such assistance as may be requested by BKF during the Assistance Period, Executive shall be paid $300,000, payable by BKF in a first instalment of $150,000 on August 15, 2006 and a final instalment of $150,000 on September 29, 2006. It is understood that Executive shall not be employed by BKF during the Assistance Period and shall be personally responsible for payment of all taxes on the $300,000 of aggregate payments. These amounts will be paid to Executive without regard to the level of assistance actually required of Executive by BKF during the Assistance Period.

          (e) Executive shall not be required during the Assistance Period to render any assistance relating to material non-public matters which would impair his ability following the Termination Date to acquire or sell BKF securities (to the extent not then already impaired).
          (f) Executive shall not be eligible to participate in any employee benefit plan of BKF or its affiliates during the Assistance Period except as provided in Section 2(b) hereof.
          2. Compensation/Benefits
          (a) Until the Termination Date, BKF shall continue to pay Executive his base salary at the current rate of $250,000 per annum, subject to applicable withholding taxes. Executive shall receive a special payment of $175,000 on the Termination Date, provided that Executive has not voluntarily terminated his employment with BKF prior to the Termination Date. Executive shall continue to participate in all employee benefit plans, programs and arrangements of BKF through the Termination Date; however, Executive shall not be eligible for or entitled to receive any annual bonus provided in respect of the fiscal year ending December 31, 2006.
          (b) Executive (and his eligible dependents) shall be eligible for COBRA-mandated health insurance continuation benefits for the 18-month period from and after July 1, 2006. For the period from July 1, 2006 through December 31, 2006, BKF shall only charge Executive the monthly rate (if any) charged by BKF to BKF’s similarly situated active employees for group health insurance coverage, and BKF shall pay such expenses on behalf of Executive. For the remainder of the 18-month COBRA period following June 30, 2006, Executive may be charged the rate permitted by COBRA and shall be responsible for paying such charges.
          (c) Notwithstanding any BKF policy to the contrary, on the Termination Date, Executive shall be paid all accrued but unused vacation pay for calendar year 2006, reduced by any vacation days taken in the remainder of calendar year 2006. Executive shall not accrue any additional vacation in 2006 during the Transition Period.
          (d) Executive shall continue to vest in all of his BKF-provided benefits which are subject to a vesting schedule through and including the Termination Date.
          3. Indemnification
          BKF shall indemnify and hold harmless Executive to the fullest extent permitted under applicable law, including following termination of Executive’s employment.
          4. Mutual Releases
          Concurrent with the execution of this Agreement, Executive and BKF shall enter into mutual general releases, in the form of Exhibits A and B hereto, respectively, releasing the other party of all claims relating to matters occurring up to and including the signing of the Agreement, other than claims to enforce the terms of the Agreement and Executive’s rights to benefits, if any, under BKF’s employee benefit plans (in accordance with their terms) (and a bring down general release as of the Termination Date for claims relating to matters occurring up to and including the Termination Date); provided that BKF’s release of Executive shall not apply to any act or acts of Executive which constituted (i) fraud resulting in a required restatement of BKF’s financial statements or other fraud having a material adverse effect of BKF, (ii) a criminal act under applicable law or regulation involving the assets or business of BKF or (iii) a willful breach of duty of loyalty owed to BKF or any of it affiliates (or their respective shareholders), other than (x) any such breach which any member of the Board knows about (or should have known about) as of the date of the signing of the applicable release or (y) the matters set forth in this Agreement.
          5. Nonsolicitation/noncompetition
          (a) BKF acknowledges that Executive may be solicited for employment at any time, and hired after the Termination Date by any party.
          (b) Executive agrees that the non-solicitation provisions contained in Section 3 of the September 28, 2005 letter between Executive and BKF shall extend through the Transition Period. In addition, Executive agrees that he will not participate in any competitive activity with BKF’s business interests at any time prior to the Termination Date; provided, however, that Executive may make passive investments in any corporation or entity.
          6. Executive hereby certifies and acknowledges that:
          (a) He has read the terms of this Agreement and attached Release (the “Release”) and understands its terms and effects, including the fact that he has agreed to release and forever discharge BKF and its affiliates and related parties from any legally waivable claims arising out of his employment relationship with BKF and its affiliates and related parties, the terms and conditions of that employment relationship and the termination of that employment relationship.
          (b) He has been advised by BKF to consult with an attorney concerning the Agreement and Release prior to signing it.
          (c) He has signed this Agreement and Release voluntarily and knowingly in exchange for consideration provided to him. He is receiving certain payments under this Agreement to which he would not otherwise be entitled and such amounts are payable, in part, as consideration for his Release.
          7. Legal Fees/Governing Law
          (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association before a panel of three independent and impartial arbitrators of whom each party shall designate one and the third shall be chosen by the arbitrators selected by the parties. In all other respects, the Commercial Arbitration Rules of the American Arbitration Association shall govern the proceedings, which the American Arbitration Association will administer. Judgment upon an award rendered by the arbitrators may be entered in any court having jurisdiction there over. The arbitration shall be held in New York, New York or in such other place as the parties may agree.
          (b) This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.
          8. Entire Agreement/Amendments.
          Except as provided in this Section 8, this Agreement contains the entire understanding of the parties with respect to the employment and termination of employment of Executive with BKF and its affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. The change in control agreement dated June 1, 2005 between Executive and BKF is terminated as of the date of this Agreement and shall be of no further force or effect.
          9. No Waiver.
          The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          10. Severability.
          In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          11. Assignment/Successors.
          This Agreement shall be assigned by BKF to any person or entity which is or becomes a successor in interest to substantially all of the business operations of BKF. Upon such assignment, the rights and obligations of BKF hereunder shall become the rights and obligations of such successor person or entity. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          12. Notice
          For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
          If to BKF:
          BKF Capital Group, Inc.
          One Rockefeller Plaza
          New York, NY 10020
          Attention: Chief Executive Officer
          If to Executive:
          To the most recent address of Executive set forth in the personnel records of BKF.
          13. Prior Agreements
          Except as hereinabove provided, this Agreement supersedes all prior agreements and understandings (including verbal agreements and draft term sheets and memorandum of understanding) between Executive and BKF and/or its affiliates regarding the terms and conditions of Executive’s employment, and termination of employment, with BKF and/or its affiliates.

          14. Counterparts
          This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.

BKF CAPITAL GROUP, INC.		NORRIS NISSIM

By:	/s/ John C. Siciliano	/s/ Norris Nissim

John C. Siciliano
President and Chief Executive Officer

Exhibit A
(Executive Release)
          GENERAL RELEASE OF CLAIMS (“Release”) dated as of May 5, 2006 by and between Norris Nissim (“Executive”) and BKF Capital Group, Inc. (“BKF”).
          Reference is made to the Transition/Separation Agreement dated as of May 5, 2006 between Executive and BKF (the “Agreement”) to which this Release is attached as Exhibit A.
          (a) For and in consideration of the mutual covenants and agreements set forth in the Agreement, Executive does hereby agree on behalf of Executive, Executive’s agents, assignees, successors, assigns, heirs and executors, to, and Executive does hereby, fully and completely forever release BKF and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “BKF Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or Executive’s heirs, executors, administrators, successors and assigns ever had, now have or may have against the BKF Releasees or any of them, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Executive, including, without limitation, in connection with or in relationship to Executive’s employment or other service relationship with BKF or its affiliates, the termination of any such employment or service relationship; provided that such released claims shall not include (i) any claims to enforce Executive’s rights under, or with respect to, the Agreement and (ii) Executive’s rights to vested benefits, if any, under the employee benefit plans of BKF and its affiliates (such released claims are collectively referred to herein as the “Released Claims”).
          (b) Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, except in connection with any purported breach of agreement by BKF, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.
          (c) Executive represents that he has read carefully and fully understand the terms of this Release, and that he has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. Executive acknowledges that Executive is executing this Release voluntarily and knowingly and that Executive has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Release, other than those set forth in this Release and the Agreement.

          This Release will be governed, construed and interpreted under the laws of the State of New York, without regard to conflicts of laws principles thereof.
          IN WITNESS WHEREOF, this Release has been duly executed as of the date first above written:

Norris Nissim

Exhibit B
(BKF Release)
          GENERAL RELEASE OF CLAIMS (“Release”) dated as of May 5, 2006 by and between BKF Capital Group, Inc. (“BKF”) and Norris Nissim (“Executive”).
          Reference is made to the Transition/Separation Agreement dated as of May 5, 2006 between BKF and Executive (the “Agreement”) to which this Release is attached as Exhibit B.
          For and in consideration of the mutual covenants and agreements set forth in the Agreement, BKF does hereby agree on behalf of BKF and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, fiduciaries and assigns in their individual and/or representative capacities (hereinafter collectively referred to as the “BKF Releasors”) to, and BKF does hereby, fully and completely forever release Executive, Executive’s family, estate, agents, successors and assigns (the “Executive Releasees”) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which any of the BKF Releasors ever had, now have or may have against the Executive Releasees in law, admiralty or equity, whether known or unknown to BKF, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by BKF, including, without limitation, in connection with or in relationship to Executive’s employment or other service relationship with BKF or its affiliates, the termination of any such employment or service relationship; provided that such released claims shall not include (i) any claims to enforce BKF’s rights under, or with respect to, the Agreement and (ii) any claims with respect to any act or acts of Executive which constituted (A) fraud resulting in a required restatement of BKF’s financial statements or other fraud having a material adverse effect on BKF, (B) a criminal act under applicable law or regulation involving the assets or business of BKF or (iii) a willful breach of duty or loyalty owed to BKF or any of its affiliates (or their respective shareholders), other than (x) any such breach which any member of the Board of Directors of BKF knows about (or should have known about) as of the date of this Release or (y) the matters set forth in the Agreement (such released claims are collectively referred to herein as the “Released Claims”).
          (a) Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation any claims for breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.
          (b) BKF represents that BKF has read carefully and fully understand the terms of this Release, and that he has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. BKF acknowledges that BKF is executing this Release voluntarily and knowingly and that BKF has not relied on any representations, promises or agreements of any kind made to BKF in connection with BKF’s decision to accept the terms of this Release, other than those set forth in this Release and the Agreement.
          This Release will be governed, construed and interpreted under the laws of the State of New York, without regard to conflicts of laws principles thereof.

          IN WITNESS WHEREOF, this Release has been duly executed as of the date first above written:

BKF CAPITAL GROUP, INC.

By:

John C. Siciliano
President and Chief Executive Officer